Exhibit (e)(2)

SUPPLEMENT TO

AMENDED AND RESTATED DISTRIBUTION CONTRACT

PIMCO Equity Series

840 Newport Center Drive

Newport Beach, California 92660

November 7, 2013

PIMCO Investments LLC

1633 Broadway

New York, NY 10019

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and you (the “Distributor”) as follows:

1. The Trust is an open-end investment company organized as a Delaware statutory trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The PIMCO Balanced Income Fund (the “Fund”) is a separate investment portfolio of the Trust.

2. The Trust and the Distributor have entered into an Amended and Restated Distribution Contract (the “Contract”) dated April 1, 2012, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Fund and the Distributor hereby acknowledges that the Contract, as amended below, shall pertain to the Fund, the terms and conditions of such Contract being hereby incorporated herein by reference.

4. The Trust and the Distributor hereby agree to amend the Contract as of the date hereof to add the Fund to Schedule A. Accordingly, the current Schedule A is replaced with the new Schedule A attached hereto.

5. This Supplement and the Contract shall become effective with respect to the Fund and each class thereof on November 7, 2013 and shall continue in effect for a period not to exceed two years from the effective date of this Supplement and shall continue thereafter on an annual basis with respect to the Fund and each class thereof only so long as such continuance is specifically approved at least annually by (a) the Trust’s Board of Trustees or, with respect to the Fund and each class thereof, by the vote of a majority of the outstanding voting securities of the Fund and each class thereof, as applicable (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Fund and each class thereof or the Distributor upon not more than 60 days’ and not less than 30 days’ written notice to the other party.

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,
PIMCO EQUITY SERIES

By:	/s/ Henrik P. Larsen
Title:	Vice President

ACCEPTED:

PIMCO INVESTMENTS LLC

By:	/s/ Jonathan D. Short
Title:	Managing Director

SCHEDULE A

Amended and Restated Distribution Contract

between PIMCO Equity Series and

PIMCO Investments LLC

November 7, 2013

This contract relates to the following Fund:

Funds:

PIMCO Balanced Income Fund PIMCO Dividend and Income Builder Fund PIMCO Emerging Multi-Asset Fund
PIMCO EqS® Dividend Fund
PIMCO EqS® Emerging Markets Fund
PIMCO EqS® Long/Short Fund
PIMCO EqS Pathfinder Fund®